UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1 TO

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

X Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐ Definitive Information Statement

MILASTAR CORPORATION
(Name of Registrant as Specified In Its Charter)

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☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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MILASTAR CORPORATION
7317 West Lake Street
Minneapolis, Minnesota 55426

NOTICE OF ACTION TAKEN BY

WRITTEN CONSENT OF THE MAJORITY STOCKHOLDER

To Our Stockholders:

Notice is hereby given to the stockholders of Milastar Corporation ("we," "us," "our," or the "Company") that (i) the Board of Directors has adopted resolutions approving an amendment to the Company's Certificate of Incorporation to effect a 1-for-250 reverse stock split of the Company's Class A Common Stock, par value $.05 per share (the "Common Stock"), followed immediately by a 250-for-1 forward stock split (the "Reverse/Forward Stock Split"), and (ii) Dennis J. Stevermer, the Company's Chairman of the Board, Chief Executive Officer and the beneficial owner of approximately 68% of the Company's issued and outstanding Common Stock (the "majority stockholder") has executed a written consent pursuant to Section 228 of the Delaware General Corporation Law (the "DGCL") approving the Reverse/Forward Stock Split. As more fully described in the accompanying Information Statement, no fractional shares resulting from the reverse stock split will be issued. Instead, each holder of less than 250 pre-split shares of our Common Stock will receive a cash payment for each pre-split share of Common Stock in lieu of any fractional shares that would otherwise result from the reverse stock split.

We intend to file certificates of amendment to our Certificate of Incorporation with the Delaware Secretary of State on or after 20 calendar days following the date on which this Notice and the Information Statement are first mailed to our stockholders of record as of [_________, 2006], which is the date fixed by our Board of Directors for the determination of stockholders entitled to consent to and receive notice of the stockholder action by written consent. Under Delaware law, the action by written consent of the holders of the majority of the Company's issued and outstanding Common Stock is sufficient to approve the Reverse/Forward Stock Split without the affirmative vote of any other stockholder.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Notice and the accompanying Information Statement constitute notice under Section 228(e) of the DGCL of the action by written consent of the majority stockholder to approve the Reverse/Forward Stock Split.

The accompanying Information Statement (and the documents attached to it) provide you with detailed information about the Reverse/Forward Stock Split. Please read these documents carefully as they contain important information concerning your rights in connection with the Reverse/Forward Stock Split.

By Order of the Board of Directors:

Dennis J. Stevermer

Chairman and Chief Executive Officer

Minneapolis, Minnesota

[____________, 2006]

This Notice and the accompanying Information Statement are first being mailed to Stockholders on [______, 2006.]

MILASTAR CORPORATION

7317 West Lake Street

Minneapolis, Minnesota 55426

________________________

INFORMATION STATEMENT

AND

NOTICE OF ACTION BY WRITTEN CONSENT

________________________

We are providing this Information Statement and Notice of Action by Written Consent (this "Information Statement") to the holders of Class A Common Stock, par value $.05 per share (the "Common Stock") of Milastar Corporation, a Delaware corporation ("we," "us," "our," or the "Company"), in connection with the action by written consent pursuant to Section 228(e) of the Delaware General Corporation Law (the "DGCL") taken by Dennis J. Stevermer, the Company's Chairman of the Board, Chief Executive Officer and the beneficial owner of approximately 68% of the Company's issued and outstanding Common Stock ("Mr. Stevermer" or the "majority stockholder"), to approve the amendment to the Company's Certificate of Incorporation whereby we will effect a 1-for-250 reverse stock split, such that stockholders owning less than 250 shares of Common Stock will have their shares cancelled and converted into the right to receive the cash consideration described herein, immediately followed by a 250-for-1 forward split of the remaining shares of Common Stock. Stockholders who own 250 or more shares of Common Stock at the effective time of the transaction will not be entitled to receive any cash for any fractional shares that may result from the reverse stock split. The forward stock split that will immediately follow the reverse stock split will reconvert their whole and fractional share interests back into the same number of shares of Common Stock that they held immediately before the effective time of the reverse stock split. As a result, the total number of shares held by such a stockholder will not change after completion of the transaction. We refer to the amendment to the Company's Certificate of Incorporation to effect the reverse stock split and forward stock split, together with the related cash payments to those stockholders holding fractional shares, as the "Reverse/Forward Stock Split."

The purpose of the Reverse/Forward Stock Split is to reduce the number of record holders of our Common Stock to fewer than 300 so that we will be eligible to terminate the public registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Provided that the Reverse/Forward Stock Split has the intended effect, we will file to deregister our Common Stock and to terminate the listing of our Common Stock on the OTC Bulletin Board. In such case, we will no longer be required to file periodic reports with the Securities and Exchange Commission (the "SEC").

In determining to proceed with the Reverse/Forward Stock Split, the Company's Board of Directors (the "Board") considered, among other things, the financial impact upon the Company of continuing to perform customary administrative functions required of it in connection with persons holding less than 250 shares and, also, the effect upon such stockholders of the Company's paying them in cash the fair value of their shares rather than allowing them to continue as stockholders. The Board concluded that given the relative illiquidity of the Company's Common Stock, the sporadic trading activity in the Common Stock, and the individual transaction costs of sales of less than 250 shares, it would be in the best interest of the Company and its small-lot stockholders that the Company cash out those stockholders in accordance with the terms described in this Information Statement. See "Fairness of the Reverse/Forward Stock Split to Stockholders."

The Board has fixed the close of business on [______, 2006] (the "Record Date") as the record date for determining the stockholders entitled to receive notice of action by written consent to the Reverse/Forward Stock Split. As of the Record Date, there were [___________] shares of Common Stock issued and outstanding. In accordance with Delaware law and the Company's Bylaws, the affirmative vote or consent of the holders of a majority of the issued and outstanding Common Stock of the Company is required to approve the Reverse/Forward Stock Split, which as of the Record Date would be [__________] shares of the Company's Common Stock. As of the Record Date, Mr. Stevermer beneficially owned 1,850,013 shares of the Company's Common Stock. Under Delaware law and the Company's Bylaws, the action by written consent taken by Mr. Stevermer, as the majority stockholder, is sufficient to approve the Reverse/Forward Stock Split without any further action by any other stockholder. As a result, no other votes are necessary to approve the Reverse/Forward Stock Split and your approval is not required and is not being requested.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement and the accompanying Notice constitute notice under Section 228(e) of the DGCL of the action by written consent of the majority stockholder to approve the Reverse/Forward Stock Split.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Information Statement and the attached Notice are first being mailed to stockholders on [______, 2006.]

SUMMARY OF TERMS OF THE REVERSE/FORWARD STOCK SPLIT

The following is a summary of the material terms of the Reverse/Forward Stock Split and the other transactions contemplated in connection with the Reverse/Forward Stock Split and may not contain all of the information that is important to you. To understand the Reverse/Forward Stock Split, you should carefully read the Information Statement and the other documents to which we refer you in their entirety.

- Our Board has authorized, and the majority stockholder of the Company has approved, the amendments to our Certificate of Incorporation to effect a 1-for-250 reverse split of our Common Stock, followed immediately by a 250-for-1 forward split of our Common Stock. See also the information under the captions "Special Factors - Background of the Reverse/Forward Stock Split" and "Description of the Reverse/Forward Stock Split - Vote Required."

- If you own fewer than 250 shares of Common Stock immediately prior to the reverse stock split, when the reverse stock split becomes effective, you will no longer have an ownership interest in the Company, but will instead receive a cash payment for each pre-split share in an amount that is the greater of (i) the weighted-average closing price of the Company's Common Stock on the OTC Bulletin Board for the 20 trading days on which the Common Stock actually traded prior to (and including) the Effective Date, or (ii) $2.34, which is the Company's net book value per share based on the Company's balance sheet as reflected on the Company's quarterly report on Form 10-QSB for the quarter ended January 31, 2006, as filed with the SEC on March 15, 2006. As soon as practicable after the Effective Date, our exchange agent will send you an instruction letter describing the procedure for surrendering your stock certificates in exchange for your cash payment. Upon receipt of your properly completed documentation and your stock certificates, you will be entitled to receive your cash payment, without interest, from the exchange agent. See also the information under the caption "Description of the Reverse/Forward Stock Split."

- If you own 250 or more shares of Common Stock immediately prior to the reverse stock split, when the reverse stock split becomes effective, you will continue to be a stockholder of the Company and your post-split shares of Common Stock will immediately thereafter be subject to a 250-for-1 forward stock split. You will not need to take any action in connection with the Reverse/Forward Stock Split, and your existing stock certificates will continue to evidence ownership of the same number of shares as immediately prior to the Reverse/Forward Stock Split. You will not receive any cash payment for your shares. See also the information under the caption "Description of the Reverse/Forward Stock Split."

- The principal purpose of the Reverse/Forward Stock Split is to reduce the number of record holders of our Common Stock below 300 so the Company will be eligible to terminate the public registration of our Common Stock with the SEC and cease filing periodic reports with the SEC, and to allow us to terminate the listing of our Common Stock on the OTC Bulletin Board. See also the information under the captions "Special Factors -- Reasons for the Reverse/Forward Stock Split" and "Fairness of the Reverse/Forward Stock Split to Stockholders" in this Information Statement.

- The Board and Dennis J. Stevermer, the majority stockholder and a "filing person" for purposes of Exchange Act Rule 13e-3 and Schedule 13E-3, have determined that the Reverse/Forward Stock Split is fair to and in the best interest of all of our unaffiliated stockholders, including those stockholders owning shares being cashed out pursuant to the Reverse/Forward Stock Split and those who will retain shares of Company Common Stock following the consummation of the Reverse/Forward Stock Split. See also the information under the caption "Fairness of the Reverse/Forward Stock Split to Stockholders" in this Information Statement.

- Stockholders receiving a cash payment as a result of the Reverse/Forward Stock Split will be subject to U.S. federal income taxes. As a result, such stockholders may be required to pay taxes on their respective shares of Common Stock that are converted into the right to receive cash from the Company. See also the information under the caption "Special Factors -- Federal Income Tax Consequences of the Reverse/Forward Stock Split" in this Information Statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse/Forward Stock Split in light of your own particular circumstances.

- You are not entitled to appraisal rights under our Certificate of Incorporation or the DGCL. See also the information under the caption "Description of the Reverse/Forward Stock Split -- Appraisal Rights" in this Information Statement.

- We have the financial resources to complete the Reverse/Forward Stock Split. However, if on the date immediately preceding the Effective Date, we believe that the cash required to pay for the cash-out of the stockholders holding fractional shares after the reverse split exceeds $750,000, excluding transaction costs and fees, the Board reserves the right not to effect the Reverse/Forward Stock Split. See also the information under the caption "Financing of the Reverse/Forward Stock Split" in this Information Statement.

iii

Table of Contents

SUMMARY OF TERMS OF THE REVERSE/FORWARD STOCK SPLIT	iii
FORWARD-LOOKING STATEMENTS	1
SPECIAL FACTORS	1
Reasons for the Reverse/Forward Stock Split	1
Strategic Alternatives Considered	3
Background of the Reverse/Forward Stock Split	4
Effect of the Reverse/Forward Stock Split on Stockholders	8
Effect of the Reverse/Forward Stock Split on the Company	10
Potential Disadvantages of the Reverse/Forward Stock Split to Stockholders	10
Financial Effect of the Reverse/Forward Stock Split	11
Federal Income Tax Consequences of the Reverse/Forward Stock Split	11
FAIRNESS OF THE REVERSE/FORWARD STOCK SPLIT TO STOCKHOLDERS	12
Substantive Fairness of the Reverse/Forward Stock Split to Stockholders	12
Procedural Fairness of the Reverse/Forward Stock Split to Stockholders	15
Fairness Determination by Dennis J. Stevermer	17
DESCRIPTION OF THE REVERSE/FORWARD STOCK SPLIT	17
Structure of the Reverse/Forward Stock Split	17
Amendments to Certificate of Incorporation to Effect the Reverse/Forward Stock Split	17
Vote Required	18
Regulatory Approvals	18
Holders as of Effective Date	18
Exchange of Certificates for Cash Payment	18
Escheat Laws	19
Appraisal Rights	19
Reservation of Rights	19
FINANCING OF THE REVERSE/FORWARD STOCK SPLIT	20
COSTS OF THE REVERSE/FORWARD STOCK SPLIT	20
INTERESTS OF CERTAIN PERSONS	21
CONDUCT OF THE COMPANY'S BUSINESS AFTER THE REVERSE/FORWARD STOCK SPLIT	21
FINANCIAL INFORMATION	22
Financial Statements	22
Pro Forma Consolidated Financial Statements (Unaudited)	22
Pro Forma Condensed Consolidated Year-End Statement of Operations (Unaudited)	23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	24
DOCUMENTS INCORPORATED BY REFERENCE	25
WHERE YOU CAN FIND MORE INFORMATION	25

FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management's expectations and involve a number of business risks and uncertainties, any one of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Forward-looking statements use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; future performance or results of current and anticipated market conditions and market strategies; expenses, including expenses related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"); expenses in connection with the Reverse/Forward Stock Split; the costs associated with remaining a public company; and our financial results.

There are risks and uncertainties that may cause results to differ materially from those set forth in the Company's forward-looking statements. The Company cannot guarantee that any forward-looking statement will be realized, although management believes its plans are prudent and its assumptions are reasonable. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. New material information, if any, will be provided in an amendment to this Information Statement. Accordingly, stockholders should consult any future amendments to this Information Statement or further disclosures the Company may make on related subjects in its filings with the SEC, which may contain changes to forward-looking statements made in this Information Statement. You should not place undue reliance on any forward-looking statements included in this Information Statement.

SPECIAL FACTORS

Reasons for the Reverse/Forward Stock Split

The primary purpose of the Reverse/Forward Stock Split is to reduce the number of record holders of our Common Stock to fewer than 300, so that we can terminate the public registration of our Common Stock under Section 12(g) of the Exchange Act. The Reverse/Forward Stock Split is expected to result in the elimination of the expenses related to our disclosure and reporting requirements under the Exchange Act and to decrease the administrative expense we incur in servicing a large number of record stockholders who own relatively small numbers of our shares.

As of the Record Date, we had [________] shares of Common Stock outstanding and approximately [3,775] stockholders, including approximately[2,962] record holders and [813] beneficial owners holding shares in street name. Of our estimated [3,775] stockholders, approximately [3,484] (or approximately [92%]) own fewer than 250 shares of Common Stock. In the aggregate, those stockholders hold approximately [246,206] shares, or about [9%] of our outstanding Common Stock. This large number of small-lot stockholders is primarily the result of our origin when, in 1969, Sterling Precision Corporation declared a dividend consisting of one share of the Common Stock of the Company (then named "Milwaukee Western Corporation") for each 25 shares of Sterling Precision Corporation stock owned. As a result, we have been a public company for many years and had come to accept the cost and effort required to comply with public company regulations. However, the adoption of the Sarbanes-Oxley Act imposed substantial additional burdens on public companies, many of which are particularly costly, both in terms of expense and time commitment, for a company of our size and limited resources. If the number of record holders of our Common Stock is reduced to fewer than 300, we will be eligible to deregister our Common Stock under the Exchange Act, and we will no longer be subject to SEC filing and reporting requirements.

The Board believes that the significant tangible and intangible costs of our being a public company are not justified because we have not been able to realize the benefits generally associated with being a publicly traded company. The Board does not believe that we are in a position to use our status as a public company to raise capital through sales of securities in a public offering, or otherwise to access the public markets to raise equity capital. In addition, our Common Stock's small public float and limited trading volume have limited our ability to use our Common Stock as acquisition currency or to attract and retain employees and directors.

Our Common Stock's limited public float and thin trading volume have also impaired our stockholders' ability to sell their shares, which has prevented them from realizing the full benefits of holding publicly traded stock. Our low market capitalization has resulted in limited interest from market makers and financial analysts who might report on our activity to the investment community. In addition, our directors and executive officers have historically owned a controlling interest in our outstanding Common Stock, and have typically taken action by written consent of the majority stockholders in lieu of holding annual stockholder meetings to elect directors or act on any other matter requiring a stockholder vote. As a result, our stockholders have historically not received the benefits of nor been given the privileges associated with holding stock in a public company. For information with respect to the shares beneficially owned by our directors and executive officers, see the information under the caption "Security Ownership of Certain Beneficial Owners and Management" in this Information Statement.

Our directors and executive officers generally have not sold their shares, which has further limited our public float and trading volume. Because the Common Stock has been thinly traded, entering into a large purchase or sale in the public markets, to the extent possible, would risk a significant impact on the market price of our Common Stock. The Board believes that it is unlikely that our market capitalization and trading liquidity will increase significantly in the foreseeable future.

Our status as a public company has not only failed to benefit our stockholders materially, but also, in the Board's view, places an unnecessary financial burden on us. That burden has only risen in recent years, since the enactment of the Sarbanes-Oxley Act. As a public company, we incur direct costs associated with compliance with the SEC's filing and reporting requirements imposed on public companies. To comply with the public company requirements, we estimate that we currently incur approximately $110,000 annually before taxes in direct expenses as follows:

Estimated Current Annual Costs Associated with Being a Public Reporting Company
Annual Audit Fees	$40,000
Stockholder Communications	20,000
Legal Fees	25,000
Administrative Costs	25,000
Total	$110,000

The estimates set forth above are only current estimates, and we anticipate that our actual costs will be significantly higher once the internal control requirements under Section 404 of the Sarbanes-Oxley Act become applicable to us in 2007. In that event, we estimate that we will incur a one-time expense of approximately $40,000 related to establishing and implementing a system of internal controls, and likely incur the following additional annual costs to comply with Section 404:

Estimated Additional Annual Costs to Comply with Section 404 of Sarbanes-Oxley
Increase in Annual Audit Fees	40,000
Internal Control Compliance	40,000
Addition of Accounting Personnel	25,000
Total	$105,000

In light of our current size, opportunities and resources, the Board does not believe that such costs are justified. Therefore, the Board believes that it is in our best interests and the best interests of our stockholders to eliminate the administrative, financial and additional accounting burdens associated with being a public company.

The overall amount of time expended by our management on the preparation and review of our public filings has increased substantially in order for our Chief Executive Officer and Chief Financial Officer to certify the financial statements in each of our public filings as required under the Sarbanes-Oxley Act. Since we have only one executive officer and relatively few personnel to support him, these indirect costs can be significant relative to our overall expenses and, although there will be no direct monetary savings with respect to these indirect costs when the Reverse/Forward Stock Split is effected and we cease filing periodic reports with the SEC, the time currently devoted by management to our public company reporting obligations can be devoted to other purposes, such as operational projects to further promote our business and the interests of our stockholders. The Reverse/Forward Stock Split is also expected to relieve us of the administrative burden and cost associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws and the listing requirements of the OTC Bulletin Board by deregistering and delisting our Common Stock.

The administrative burden and cost to us of maintaining the numerous small-lot accounts and the associated cost of preparing, printing and mailing information to small-lot stockholders is disproportionately high when compared to the number of shares these stockholders own and, in the Board's view, is excessive given our size and the nature of our operations. These expenditures result in no material benefit to the Company. The Reverse/Forward Stock Split will enable us to eliminate a significant portion of these costs and will provide our small-lot stockholders a viable mechanism to liquidate their stock holdings at a fair price for their shares without having to pay brokerage commissions or face share price volatility related to the limited liquidity available to holders of our Common Stock in the open market.

Additionally, the current regulatory environment for public companies may make it extremely difficult in the future for us to attract and retain independent directors without substantially increasing director compensation and obtaining directors and officers' liability insurance. The annual estimated costs detailed above do not include any costs for such compensation or insurance.

In consideration of all of the foregoing factors, and the fact that we have been unable to provide increased value to our stockholders as a public company, the Board believes that any material benefit derived from our continued registration under the Exchange Act is outweighed by the cost and, as a result, it is in the best interests of the Company and its stockholders to undertake the Reverse/Forward Stock Split.

Strategic Alternatives Considered

In making the determination to proceed with the Reverse/Forward Stock Split, the Board evaluated a number of other strategic alternatives. As discussed below, the Board ultimately rejected the alternatives to the Reverse/Forward Stock Split because the Board believed that the Reverse/Forward Stock Split would be the simplest and most cost-effective way to achieve the purposes described above. The alternatives were:

- Self-tender offer. The Board considered a self-tender offer by which we would offer to repurchase shares of our Common Stock. The Board was uncertain whether this alternative would result in shares being tendered by a sufficient number of record stockholders so as to permit us to reduce the number of record stockholders below 300 and to terminate our public reporting requirements. The Board believed it unlikely that many holders of small numbers of shares would make the effort to tender their shares. In addition, the Board considered that the estimated transaction costs of completing a tender offer would be similar to or greater than the costs of the Reverse/Forward Stock Split transaction, and these costs could be significant in relation to the value of the shares purchased since there could be no certainty that stockholders would tender a significant number of shares.

- Purchase of shares in the open market. The Board also considered purchasing our shares in the open market in order to reduce the number of our record stockholders to fewer than 300. However, given the low daily trading volume of our Common Stock, there was no assurance that purchasing shares in isolated transactions would reduce the number of stockholders to the level sufficient to permit us to terminate our public reporting requirements under the Exchange Act and deregister in a reasonable period of time.

- Cash dividend. The Board considered a cash distribution to stockholders. However, the Board rejected this alternative because, unless we also conduct the Reverse/Forward Stock Split and terminate the registration of our Common Stock with the SEC, we would continue to incur the expenses of a public company, particularly the increased compliance costs associated with the Sarbanes-Oxley Act.

- Selling the Company. The Board considered whether the Company was a viable target for acquisition by another company. The Board noted that, historically, there have been a very limited number of competing or compatible businesses in the Company's market that would have the resources or capacity to acquire the Company. Further, the Company has not received any offers or inquiries regarding the sale of the Company or its assets, and the Board determined that the expense associated with engaging an investment banker to explore potential buyers for the Company was not an effective use of the Company's resources nor would it likely maximize stockholder value when transaction costs are netted out of the probable range of sale prices that the Company might be able to get.

- Maintaining the status quo. The Board also considered taking no action to reduce the number of our stockholders. However, due to the significant and increasing costs of being a public reporting company, the Board concluded that maintaining the status quo would be detrimental to all stockholders because we would continue to incur the expenses of being a public company without realizing the benefits of public company status.

Background of the Reverse/Forward Stock Split

As a public company, we are required to prepare and file reports and other documents with the SEC, including annual reports, quarterly reports, current reports and information statements. The costs associated with these reports and other filing obligations comprise a significant overhead expense. These costs include professional fees for our auditors and corporate counsel, printing and mailing costs, internal compliance costs, and transfer agent costs. These SEC-related costs have been increasing over the years, and we believe that they will continue to increase, particularly as a result of the additional reporting and disclosure obligations imposed on public companies by the Sarbanes-Oxley Act of 2002. Although the Sarbanes-Oxley Act was passed in 2002, the Company's management did not begin to discuss a going private transaction until July 2005 because the Company was not required to comply with the most costly aspect of that Act, the internal control assessment and attestation requirements imposed by Section 404 of that Act, until the end of our fiscal year ending April 30, 2007.

Dennis J. Stevermer, as the Company's principal accounting officer, oversees the preparation of our periodic reports and actively monitors applicable auditing requirements. On April 12, 2005, Mr. Stevermer met with the Company's independent auditors to discuss audit planning for the fiscal year ending April 30, 2005. At that meeting, the independent auditors began to discuss with Mr. Stevermer the Section 404 requirements of the Sarbanes-Oxley Act, including timing for the Company's compliance and the costs associated therewith. Thereafter, Mr. Stevermer began to assess the costs that would be associated with implementation of the internal control assessment and attestation required by the Sarbanes-Oxley Act. Based on preliminary market research, industry surveys, and discussions with the Company's auditors, Mr. Stevermer concluded that for a company of Milastar's size, a conservative estimate would be that the implementation of the internal control assessment and attestation requirements would double the cost of audit work for the Company on an ongoing basis, resulting in an increase in audit fees of approximately $40,000 annually. Mr. Stevermer also concluded that a small company like Milastar, with a limited accounting staff, would also likely need to engage outside consultants and hire additional personnel in order for the Company to design, establish, implement and maintain a system of internal controls as required by Sarbanes-Oxley. Considering the expense, Mr. Stevermer concluded that the Company needed to evaluate the value of its status as a public company, including as a possibility that the Company might contemplate effecting a transaction that would permit the Company to reduce the number of its stockholders and deregister its Common Stock. See also the information under the caption "Purposes of and Reasons for the Reverse/Forward Stock Split."

Also in the Spring of 2005, discussions were had concerning the impending retirement of Mimi G. Duncan, the Company's Chief Executive Officer and Chairperson of the Board and J. Russel Duncan, the Company's Founder and a member of the Company's Board of Directors (collectively, the "Duncans").

On May 25, 2005, Mr. Stevermer presented a preliminary proposal to the Duncans to purchase their 1,706,347 shares of Company Common Stock, which represented approximately 63% of the Company's issued and outstanding shares of Common Stock. In addition to the sale of their shares, Mr. Stevermer also proposed that the Duncans agree to surrender and cancel all of their outstanding options to purchase shares of the Company's Common Stock. Discussions then commenced between the Duncans and Mr. Stevermer concerning the structure of the transaction.

On June 23, 2005, Mr. Stevermer and the Duncans entered into a Stock Purchase Agreement (the "Purchase Agreement") for the purchase of all of their shares of Company Common Stock and the surrender and cancellation of their options to purchase shares of Company Common Stock. Mr. Stevermer also entered into ancillary agreements with the Duncans' sons, Lance H. Duncan, the Company's Secretary and a director, and Robert G. Duncan, a director, which involved the acquisition of 6,666 shares of Common Stock at a purchase price of $2.10 per share (for a total of $14,000) from Lance Duncan (together with the Common Stock being acquired from the Duncans, the "Duncan Shares") and, in connection with the closing of the transaction, an agreement was reached with each concerning their resignations from their positions with the Company and the simultaneous surrender and cancellation of their respective options to purchase Common Stock (the transactions contemplated by the Purchase Agreement, together with the two ancillary agreements, the "Duncan Transaction"). All of the agreements relating to the Duncan Transaction contemplated a delayed closing to provide Mr. Stevermer time to obtain financing for the acquisition of the Duncan Shares.

On July 1, 2005, Mr. Stevermer filed a Schedule 13D with the SEC in which he reported that he and the Duncans had entered into agreements pursuant to which Mr. Stevermer agreed to acquire the Duncan shares. As part of the Schedule 13D, under Item 4, Mr. Stevermer disclosed that although he had no current plans or proposals, he may seek to perform an "extraordinary corporate transaction" if he determines in the future to seek deregistration of the Company's Common Stock.

During the course of several meetings between L. Michael McGurk, then the Company's President, and Mr. Stevermer beginning in July 2005, discussions were had concerning various strategic alternatives that might be available to the Company to maximize stockholder value. Of particular concern to management was the growing administrative costs, both in terms of expense and time commitment of executive officers, associated with being a public reporting company, which had become significantly more burdensome since the enactment of the Sarbanes-Oxley Act. Throughout their discussions, Mr. Stevermer and Mr. McGurk noted the substantial number of the Company's stockholders holding small numbers of shares of Common Stock and their view that the administrative burden and costs to the Company of maintaining records with respect to these numerous small accounts and the associated costs of preparing, printing and mailing information to these stockholders is excessive, given the Company's limited resources and operations. Management discussed the merits of undertaking a transaction that would permit the Company to eliminate and cash out the small-lot stockholders and the possibility that such a transaction could result in the Company reducing its number of stockholders to a level that would permit it to deregister its Common Stock and cease its reporting obligations with the SEC.

On or about July 1, 2005, the Board authorized the Company to engage legal counsel for the purpose of advising the Company in connection with a potential going private transaction. In several discussions with the Company's management, the Company was advised on the process of going private and the risks and benefits associated therewith.

On July 25, 2005, Mr. McGurk and Mr. Stevermer discussed, among other possibilities, the possibility of conducting a reverse stock split and cashing out fractional stockholders, whether the trading price of the Company's Common Stock, which was then approximately $1.95 per share, was indicative of fair value of the Company's Common Stock, and how the trading price compared to the price that Mr. Stevermer had proposed to pay the Duncans for the Duncan Shares.

On or about August 8, 2005, Mr. McGurk and Mr. Stevermer considered information received from the Company's legal counsel concerning the substantive and procedural considerations under Delaware law and federal securities law with respect to going private transactions. They had discussions concerning the necessity of reducing administrative costs, the feasibility of a reverse stock split and the cash-out of fractional stockholders resulting from the split, as a mechanism for reducing the number of Company stockholders below 500 so that the Company could seek deregistration, and whether the transaction could be structured in a manner so as to be fair to all of the Company's stockholders.

On October 31, 2005, Mr. Stevermer and Mrs. Duncan, on behalf of herself and as trustee of her late husband's trust (J. Russell Duncan died on August 5, 2005), signed an amendment to the Purchase Agreement to extend the expiration date until January 31, 2006. In November and December of 2005, Mr. Stevermer consulted with various financial institutions concerning possible financing alternatives, and on December 8, 2005, Mr. Stevermer received a proposal from Excel Bank Minnesota pertaining to the financing of his purchase of the Duncan Shares.

In December of 2005, Mr. Stevermer discussed with the Company's independent registered public accounting firm the implications and effects of the Company buying out the Duncan stock options.

On January 27, 2006, Mr. Stevermer (through his newly formed company Easton Southpaw Incorporated ("ESI"), to which he assigned all of his rights under the Purchase Agreement) closed on the Duncan Transaction and on his financing through Excel Bank Minnesota, acquiring approximately 63% of the Company's issued and outstanding shares of Common Stock.

The Purchase Agreement did not originally provide for the payment of specific consideration for the surrender and cancellation of stock options held by Lance Duncan or Robert Duncan. In January of 2006, the Duncans requested a modification of the terms of the Duncan Transaction to allocate a portion of the cash consideration, specifically $207,000, to Lance Duncan and Robert Duncan in consideration for their agreement to cancel their vested stock options. In light of the fact that it is common practice for companies to buy out the stock options of departing directors, and considering that the Company possessed adequate cash to fund the buy out and that such a buy out would be deductible by the Company for federal income tax purposes, the Company determined that it would be appropriate to buy out the stock options of Lance Duncan and Robert Duncan. The decision to buy out the stock options of Lance Duncan and Robert Duncan was made by Mr. Stevermer in his capacity as Chief Executive Officer of the Company, after consultation with L. Michael McGurk. This decision was not formally approved by the Company's Board of Directors; however, at the time the payment was approved, Mr. Stevermer and Mr. McGurk were the only members of the Board. No specific consideration was given to conflict of interest or fiduciary duty issues in connection with this payment. The payments made in connection with the Duncan Transaction were disclosed in the Company's Current Report on Form 8-K/A, Item 1.02, filed with the SEC on February 3, 2006. Information concerning the number of shares (issued or issuable upon exercise of stock options) and the consideration paid for each in the Duncan Transaction is set forth below. See also the section captioned "Market for Common Stock and Related Stockholder Matters" in this Information Statement.

		Number of	Price
Individual	Type	Shares (1)	per Share	Net Proceeds
J. Russell & Mimi G. Duncan	Common Stock	1,706,347	$ 2.27 (2)	$ 3,873,407 (3)
J. Russell & Mimi G. Duncan	Stock Options	364,999	$ 2.27 (2)	$426,593 (3)
Lance H. Duncan	Common Stock	6,666	$ 2.10	14,000 (3)
Lance H. Duncan	Stock Options	107,500	$ 1.55 (2)	167,000 (4)
Robert G. Duncan	Stock Options	25,000	$ 1.60 (2)	40,000 (4)
Total				$ 4,521,000

(1) Represents shares of Common Stock issued or issuable upon exercise of then-exercisable stock options.

(2) Represents the approximate price per share net of the exercise price of $1.11 per share for the J. Russell and Mimi G. Duncan stock options, $.45 per share for Lance Duncan's stock options, and $.44 per share for Robert Duncan's stock options.

(3) Consideration paid by Mr. Stevermer personally or through ESI.

(4) Consideration paid by the Company.

Effective as of the closing on January 27, 2006, Mrs. Duncan resigned from her positions as Chief Executive Officer and Chairperson of the Board; Lance Duncan resigned as Secretary and a director; and Robert Duncan resigned as a director. Mr. McGurk also resigned from his position as President, but agreed to continue serving on the Company's Board of Directors. Mr. Stevermer was appointed as Chairman of the Board, Chief Executive Officer, President and Secretary of the Company. Mr. Stevermer also continues to serve as the Principal Accounting Officer and Treasurer of the Company. Following the consummation of the Duncan Transaction on January 27, 2006, the Board of Directors consisted only of Mr. McGurk and Mr. Stevermer.

On February 6, 2006, Mr. Stevermer filed a Schedule 13D with the SEC on behalf of himself and ESI in which he described the Duncan Transaction and the possibility in the future of effecting an extraordinary corporate transaction and seeking the deregistration of the Company.

Following the Duncan Transaction, the Board and management resumed discussions concerning the possibility of undertaking a transaction that would permit the Company to deregister its Common Stock and cease its reporting obligations with the SEC. Based on information available to the Company at that time, management determined that the Company had approximately 3,775 stockholders, including approximately 2,962 holders of record and 813 beneficial owners holding shares in street name. Of those 3,775 stockholders, approximately 3,484 (or approximately 92%) owned fewer than 250 shares of Common Stock. Those small-lot stockholders hold approximately 246,206 shares, or about 9% of the Company's outstanding Common Stock.

Between January 27, 2006 and March 15, 2006, the Board and management considered possible transaction structures by which it could reduce the number of small-lot stockholders, the processes and resources involved in undertaking each such transaction, the advantages and disadvantages associated with each, and the likelihood of accomplishing the Company's objectives. As described more fully under the caption "Special Factors - Strategic Alternatives Considered," the Board considered a self-tender offer for shares of the Company's Common Stock; purchasing shares of the Company's Common Stock in the open market; and conducting a reverse/forward stock split of the Company's Common Stock. Included in its discussions, the Board also considered other alternative transactions, such as a cash dividend to stockholders, a sale of the Company, and doing nothing. None of these alternatives, however, would produce the desired effect of eliminating the Company's increasing expenses associated with being a publicly-held company.

On or about March 15, 2006, management concluded that a reverse/forward stock split was the most desirable strategic alternative to consider, provided that the small-lot stockholders received a fair price for their shares in light the Company's assets, market value, historical earnings and future prospects, and provided that the transaction could be accomplished in a manner that was fair to all the Company's stockholders, including those stockholders who would be cashed out and those who would remain as stockholders following the transaction.

The Board discussed the feasibility of establishing a special committee of the Board of Directors to evaluate and approve the transaction, and concluded that it would be extremely difficult to find a qualified, independent person who would be willing to serve on the Company's Board for the sole purpose of considering the fairness of the Reverse/Forward Stock Split transaction and that, if such a person could be found, the Company would be required to pay significant compensation for his or her services.  The Board also noted that the Company currently does not have director and officer's liability insurance and, as a result, it would be unlikely to find an independent director who would serve on the Board without this protection. The Board concluded that the time and expense of identifying and retaining such a person was not justified in light of the small size of the transaction.

During the course of its discussions in March, April and May of 2006, as described more fully under the caption "Fairness of the Reverse/Forward Stock Split to Stockholders - Substantive Fairness of the Reverse/Forward Stock Split to Stockholders," the Board considered various factors and methodologies for determining the fair value of the Company's Common Stock to be paid to those stockholders to be cashed out in connection with the Reverse/Forward Stock Split. The Board initially considered the proposal by Mr. Stevermer to set the price per share based upon the weighted average trading price for the Common Stock on the OTC Bulletin Board for the 20-day period immediately prior to the effectiveness of the Reverse/Forward Stock Split.

At an audit preparation meeting on April 14, 2006, Mr. Stevermer discussed with the Company's independent registered public accounting firm the proposed Reverse/Forward Stock Split and the subsequent deregistration of the Company's Common Stock with the SEC and termination of its listing with the OTC Bulletin Board.

Throughout April and May of 2006, the Board continued to evaluate what price would constitute fair value for the Company's Common Stock. Various discussions were also had concerning how best to protect the interests of both those stockholders being cashed out in the Reverse/Forward Stock Split and those stockholders who would continue to hold the Company's Common Stock following the Reverse/Forward Stock Split. The Board expressed concern that the market price alone may not be indicative of fair value, particularly in light of the highly volatile and illiquid market for the Company's Common Stock.

During the period between May 12, 2006 and May 31, 2006, the Board engaged in numerous discussions concerning the Reverse/Forward Stock Split, including discussions concerning the per share price to be paid to stockholders to be cashed-out in the transaction, the cap on the amount of cash the Company considered reasonable to consummate the cash-out of stockholders in the transaction, timing of the transaction, and the on-going preparation of the required filings under the Exchange Act in connection with the transaction.

As more fully described under the caption "Fairness of the Reverse/Forward Stock Split to Stockholders - Procedural Fairness of the Reverse/Forward Stock Split to Stockholders," on or about May 18, 2006, the Board determined to establish a price per share that would pay stockholders being cashed out the greater of (i) the net book value per share or (ii) the weighted-average closing sale price per share of the Common Stock as reflected on the OTC Bulletin Board, and concluded that this method of establishing fair value of the Common Stock was fair to both stockholders being cashed out in the Reverse/Forward Stock Split and those stockholders who would continue to hold the Company's Common Stock following the Reverse/Forward Stock Split.

On May 25, 2006, Mr. McGurk, as the non-management member of the Board of Directors, met with the Company's legal counsel in executive session to discuss the Reverse/Forward Stock Split transaction. Mr. McGurk and the Company's legal counsel discussed in detail the various strategic alternatives that might be available to the Company, including the advantages and disadvantages of such alternative transactions, the likelihood of accomplishing such alternative transactions, and whether any of such alternative transactions would result in maximizing stockholder value. The Company's legal counsel engaged in discussions with Mr. McGurk concerning the duties and responsibilities of the Board owed to the Company's stockholders; the feasibility of strategic alternative transactions, including maintaining the status quo; the mechanical aspects of the Reverse/Forward Stock Split; the fairness of the transaction to all of the Company's stockholders, including those who would be cashed out and those who would remain stockholders following the transaction; and the fairness of the price to be paid to cashed-out stockholders. Mr. McGurk concluded that, based upon his knowledge of the Company and all of the information available to him concerning the Company and the Reverse/Forward Stock Split, the Reverse/Forward Stock Split was both substantively and procedurally fair to and in the best interests of the Company's stockholders. Following the executive session with the Company's legal counsel, Mr. McGurk and Mr. Stevermer discussed Mr. McGurk's determination that the Reverse/Forward Stock Split was substantively and procedurally fair to and in the best interests of the Company's stockholders.

On May 30, 2006, the Board approved and declared advisable the Reverse/Forward Stock Split to be effected by means of an amendment to the Company's Certificate of Incorporation pursuant to which each 250 shares of the Company's Common Stock will be combined into one share of Common Stock and stockholders who would, as a result, hold less than one share of Common Stock will be paid fair value for their shares. The Board determined that the Reverse/Forward Stock Split was fair to and in the best interests of the Company and its stockholders, including the stockholders unaffiliated with management, whether they are completely cashed out or remain as a holder of the Company's Common Stock following the Reverse/Forward Stock Split. Accordingly, the Board recommended that stockholder approval of the amendment to the Company's Certificate of Incorporation to effect the Reverse/Forward Stock Split be obtained, and authorized management to prepare and file with the SEC the necessary documentation in connection the Reverse/Forward Stock Split, including the preparation and dissemination of this Information Statement pursuant to Regulation 14C promulgated under the Exchange Act and the filing of a Schedule 13E-3 Transaction Statement under Section 13(e) of the Exchange Act. However, as more fully described under the caption "Fairness of the Reverse/Forward Stock Split to Stockholders - Reservation of Rights," the Board also reserved the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed effective date if it determined that abandoning the Reverse/Forward Stock Split was in the best interests of the Company and its stockholders.

On [______, 2006], Mr. Stevermer, the majority stockholder, executed a written consent pursuant to Section 228(e) of the DGCL approving an amendment to the Company's Certificate of Incorporation to effect the Reverse/Forward Stock Split.

Mr. Stevermer and Mr. McGurk were the only two individuals who, on behalf of the Company, participated in discussions concerning the structure of and the decision to undertake the Reverse/Forward Stock Split. It is expected that, following the completion of the Reverse/Forward Stock Split, Mr. Stevermer will remain the Chairman of the Board and Chief Executive/Chief Financial Officer of the Company, and Mr. McGurk is expected to remain on the Board of Directors until such time as his successor is duly elected and qualified.

Effect of the Reverse/Forward Stock Split on Stockholders

Based on information available to us, we estimate that the Reverse/Forward Stock Split will reduce the total number of record stockholders of our Common Stock from approximately [2,962] to approximately [139] and the number of beneficial owners holding in street name stockholders of our Common Stock from approximately [813] to approximately [152]. The reduction in the number of our record stockholders below 300 will enable us to terminate the registration of our Common Stock under the Exchange Act and will substantially reduce the information required to be furnished by us to our stockholders and to the SEC.

For a one-time total expenditure by us of approximately [$90,000] in transaction costs (which includes printing and mailing costs, legal fees, accounting fees, and the fees and expenses of our exchange agent) and approximately [$655,000] in purchase costs for fractional shares, we estimate we will realize an estimated $110,000 in cost savings on an annual basis by terminating our public company status, plus an estimated additional $105,000 in costs that we will likely incur beginning in fiscal year 2007 when we will be required to comply with the internal control provisions of Section 404 of the Sarbanes-Oxley Act. We intend to apply for termination of registration of our Common Stock under the Exchange Act as soon as practicable following completion of the Reverse/Forward Stock Split. However, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in the best interests of the Company and its stockholders.

When the Reverse/Forward Stock Split is consummated, stockholders owning fewer than 250 shares of Common Stock will no longer have any equity interest in the Company and will not participate in our future earnings or any increases in the value of our assets or operations. Thus, only our executive officers, directors and continuing stockholders will benefit from any future increase in our earnings. The stockholders that will continue to have an equity interest in the Company after the Reverse/Forward Stock Split will own a security, the liquidity of which will be severely restricted. See also information under the caption "Fairness of the Reverse/Forward Stock Split to Stockholders" in this Information Statement.

See also the information under the caption "Security Ownership of Certain Beneficial Owners and Management" and "Interest of Certain Person" in this Information Statement, which provide information concerning the interests of Mr. Stevermer and Mr. McGurk, both members of the Board of Directors and each of whom will have a continued ownership interest in the Company following the consummation of the Reverse/Forward Stock Split.

Registered Stockholders with Fewer Than 250 Shares of Common Stock

If you are a registered stockholder with fewer than 250 shares of Common Stock immediately prior to the Effective Date, then following the Reverse/Forward Stock Split, you will have no further interest in the Company with respect to your pre-split shares, which will then be void. These shares will no longer entitle you to the right to vote as a stockholder or share in the Company's assets, earnings, or profits or in any dividends paid after the Reverse/Forward Stock Split, nor to any other rights as a stockholder. Instead, your shares will be converted into the right to receive cash payment for your shares.

As soon as practicable after the Effective Date, you will receive a letter of transmittal from the Company with instructions as to how you may be paid your cash payment for your shares. The letter of transmittal will contain instructions on how to surrender your certificate(s) to the Company's exchange agent, American Stock Transfer and Trust Co. Please do not send your certificates to our exchange agent until you receive your letter of transmittal. You will not be entitled to receive interest with respect to the period of time between the Effective Date and the date you receive your payment for your shares.

Registered Stockholders with 250 or More Shares of Common Stock

If you are a registered stockholder with 250 or more shares of Common Stock immediately prior to the Effective Date, the Reverse/Forward Stock Split will not affect the number of shares that you hold and, accordingly, following the Reverse/Forward Stock Split you will continue to hold the same number of shares of Common Stock that you held immediately before the Reverse/Forward Stock Split. To illustrate, if we were to effect the Reverse/Forward Stock Split and you held 250 shares of Common Stock in your account immediately prior to the reverse stock split, your 250 shares would be converted into 1 share in the reverse stock split and then back to 250 shares in the forward stock split. See also the information under the caption "Description of the Reverse/Forward Stock Split." You will not receive an instruction letter from the Company's exchange agent and you will not be required to take any other action in connection with the Reverse/Forward Stock Split.

Street Name Holders of Common Stock

The Company intends for the Reverse/Forward Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Stock Split on behalf of their beneficial holders. However, nominees may have different procedures and stockholders holding Common Stock in street name should contact their nominees directly for more information.

Effect of the Reverse/Forward Stock Split on the Company

The total number of authorized shares of Common Stock that the Company may issue pursuant to its Certificate of Incorporation will not change as a result of the Reverse/Forward Stock Split. Upon payment in cash for the fractional shares of the stockholders holding fewer than 250 shares, the total number of outstanding shares of Common Stock will be reduced by the number of shares held by such stockholders immediately prior to the Reverse/Forward Stock Split. The Company anticipates that its record stockholders will be reduced from approximately [2,962] to [139], the beneficial owners holding shares in street name will be reduced from approximately [813] to [152] as a result of the Reverse/Forward Stock Split and the number of shares of Common Stock issues and outstanding will be reduced from [2,723,750] to [2,477,544].

The Company estimates that the total cash to be paid to stockholders holding fractional shares as a result of the Reverse/Forward Stock Split will be approximately [$655,000]. In addition, the expenses incurred to effect the Reverse/Forward Stock Split are estimated to be [$90,000]. These costs and expenses are expected to be paid out of the Company's current available cash.

Potential Disadvantages of the Reverse/Forward Stock Split to Stockholders

While we believe that the Reverse/Forward Stock Split will result in the benefits described above, several disadvantages should also be noted.

- Our working capital and assets will be decreased to fund the purchase of fractional shares and the transaction costs of the Reverse/Forward Stock Split.

- The stockholders owning fewer than 250 shares of Common Stock immediately prior to the effective time of the Reverse/Forward Stock Split will, after giving effect to the Reverse/Forward Stock Split, no longer have any equity interest in the Company and therefore will not participate in our future earnings or growth, if any. It is expected that all but approximately [291] of our current stockholders will be fully cashed out in the Reverse/Forward Stock Split.

- The Reverse/Forward Stock Split will require stockholders who own fewer than 250 shares of Common Stock involuntarily to surrender their shares in exchange for cash, rather than choosing their own time and price for disposing of their holdings of Common Stock in the Company.

- We will become a private company and our remaining stockholders will not have access to a public trading market for our securities unless we re-register our shares under the Exchange Act in the future, which we do not anticipate.

- After the Reverse/Forward Stock Split, we will terminate the registration of our Common Stock under the Exchange Act and we will no longer be subject to the reporting requirements under the Exchange Act. As a result of the termination of the Company's reporting obligations under the Exchange Act: we will not have the ability to raise capital in the public capital markets;

we may have less flexibility in attracting and retaining executives and employees since equity-based incentives (such as stock options) tend not to be as attractive in a privately-held company;

less information about the Company will be required to be furnished to our remaining stockholders;

our remaining stockholders will experience reduced liquidity for their shares of Common Stock;

various provisions of the Exchange Act, such as periodic filings of financial statements and proxy or information statement disclosures in connection with stockholder meetings, will no longer apply to the Company; and

the reporting requirements and restrictions of the Exchange Act, including without limitation the reporting and short-swing profit provisions of Section 16, will no longer apply to our executive officers, directors and 10% stockholders of the Company.

- After the Reverse/Forward Stock Split, we will terminate the listing of our Common Stock on the OTC Bulletin Board, and our stockholders are likely to experience reduced liquidity for their shares Common Stock, even if the Common Stock trades on the "pink sheets," and this reduced liquidity may adversely affect the market price of the Common Stock.

Financial Effect of the Reverse/Forward Stock Split

Completion of the Reverse/Forward Stock Split will require us to spend approximately $745,000, which includes legal, financial, accounting and other fees and costs related to the transaction. As a result, we will have decreased working capital following the Reverse/Forward Stock Split and this could have a material adverse effect on our liquidity, results of operations and cash flow. The cash payments to holders of fewer than 250 pre-split shares of Common Stock will be paid out of our working capital.

Federal Income Tax Consequences of the Reverse/Forward Stock Split

Summarized below are certain material federal income tax consequences to the Company and its stockholders resulting from the Reverse/Forward Stock Split. This summary is based upon United States federal income tax law, as currently in effect, which is subject to differing interpretations or change, possibly on a retroactive basis. This summary addresses only those stockholders who have held their shares as capital assets. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a United States citizen and have held, and will hold, your shares of Common Stock as capital assets under the Internal Revenue Code of 1986, as amended. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

Tax Consequences to the Company

We believe that the Reverse/Forward Stock Split will be treated as a tax-free "recapitalization" for federal income tax purposes and, accordingly, it should not result in any material federal income tax consequences to the Company. We will not apply for any ruling from the Internal Revenue Service, nor will we receive an opinion of counsel with respect to the tax consequences of the Reverse/Forward Stock Split.

Tax Consequences to Stockholders Who Do Not Receive Cash for Fractional Shares

A stockholder who receives no cash payment as a result of the Reverse/Forward Stock Split, but continues to hold shares of our Common Stock directly immediately after the Reverse/Forward Stock Split, will not recognize any gain or loss for United States federal income tax purposes. The aggregate adjusted tax basis of the shares held immediately after the Reverse/Forward Stock Split will equal the aggregate adjusted tax basis of the shares held immediately prior to the Reverse/Forward Stock Split, and the holding period of the shares will be the same as immediately prior to the Reverse/Forward Stock Split.

Tax Consequences to Stockholders Whose Entire Interest in our Common Stock, Both Directly and Indirectly, is Terminated

         A stockholder who receives a cash payment for a fractional share of our Common Stock as a result of the Reverse/Forward Stock Split and does not continue to hold our shares directly, or indirectly by virtue of being related to a person who continues to hold share of our Common Stock directly, immediately after the Reverse/Forward Stock Split, will recognize capital gain or loss, for United States federal income tax purposes, equal to the difference between the cash received for the Common Stock and the aggregate adjusted tax basis in such stock.

Tax Consequences to Stockholders Whose Entire Interest in our Common Stock, Directly but Not Indirectly, is Terminated

         A stockholder that receives cash for a fractional share as a result of the Reverse/Forward Stock Split, but is treated as a continuing stockholder by virtue of being related to a person who continues to hold our shares directly immediately after the Reverse/Forward Stock Split, will recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that the receipt of cash either (1) is "not essentially equivalent to a dividend," or (2) constitutes a "substantially disproportionate redemption of stock," as described below.

        (1)    Not Essentially Equivalent to a Dividend. The receipt of cash is "not essentially equivalent to a dividend" if the reduction in the stockholder's proportionate interest in us resulting from the Reverse/Forward Stock Split (taking into account for this purpose the stock owned by persons to whom the stockholder is related) is considered a "meaningful reduction" given the stockholder's particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will satisfy this test.

        (2)    Substantially Disproportionate Redemption of Stock. The receipt of cash in the Reverse/Forward Stock Split will be a "substantially disproportionate redemption of stock" if (a) the stockholder owns less than 50% of the total combined voting power of all classes of stock entitled to vote, and (b) the percentage of our voting stock owned by the stockholder (and by persons to whom the stockholder is related) immediately after the Reverse/Forward Stock Split is less than 80% of the percentage of shares of voting stock owned by the stockholder immediately before the Reverse/Forward Stock Split.

         In applying the foregoing "Not Essentially Equivalent to a Dividend" and "Substantially Disproportionate Redemption of Stock" tests, the stockholder will be treated as owning shares of Common Stock actually or constructively owned by certain individuals and entities related to the stockholder. If the receipt of cash in exchange for a fractional share is not treated as capital gain or loss under either of the tests, it will be treated first as ordinary dividend income to the extent of the stockholder's ratable share of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of the stockholder's aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain. Capital gain or loss recognized will be long-term if the stockholder's holding period with respect to the stock surrendered is more than one year at the time of the Reverse/Forward Stock Split. The deductibility of capital loss is subject to limitations. In the case of a stockholder who is an individual, long-term capital gain and dividend income should generally be subject to United Stated federal income tax at a maximum rate of 15%.

The foregoing discussion summarizing certain federal income tax consequences does not refer to the particular facts and circumstances of any specific stockholder. Stockholders are urged to consult their own tax advisors for more specific and definitive advice as to the federal income tax consequences to them of the Reverse/Forward Stock Split, as well as advice as to the application and effect of state, local and foreign income and other tax laws.

FAIRNESS OF THE REVERSE/FORWARD STOCK SPLIT TO STOCKHOLDERS

The Board of Directors of the Company unanimously approved the Reverse/Forward Stock Split and has declared it advisable, in the best interests of, and substantively and procedurally fair to the Company's unaffiliated and affiliated stockholders, whether they are completely cashed out or remain as stockholders of the Company following the Reverse/Forward Stock Split. In evaluating the fairness of the Reverse/Forward Stock Split, the Board relied on its knowledge of the business, financial condition and prospects of the Company, its financial advisors and legal counsel, and the factors discussed below.

The following discussion of the information and factors considered by the Board is not intended to be exhaustive, but is believed to include all material factors considered by the Board. Based upon its analysis, the Board determined the Reverse/Forward Stock Split was substantively and procedurally fair to the Company's unaffiliated and affiliated stockholders, whether they are completely cashed out or remain as stockholders of the Company following the Reverse/Forward Stock Split.

Substantive Fairness of the Reverse/Forward Stock Split to Stockholders

The Board considered numerous factors in reaching its conclusions as the substantive fairness of the Reverse/Forward Stock Split. Although the Board did not assign specific weights to the factors listed below, in their deliberations, individual directors may have found some factors more compelling than others and, therefore, may have independently assigned different weights to those factors.

Historical and Current Market Price of the Company's Common Stock

The Company's Common Stock has been quoted on the OTC Bulletin Board since 1995, when it was delisted from The Nasdaq Stock Market. Historically, the market for our Common Stock has been relatively illiquid, and the market price has been subject to the volatility generally associated with stocks having significantly low average daily trading volumes.

The Board reviewed the high and low closing sales prices for the Common Stock from May 1, 2004 to May 30, 2006, which ranged from $.35 to $2.90 per share. The Board noted that the $2.90 per share high sales prices reached on a few recent occasions were based on sales of extremely low volumes of shares and, therefore, did not necessarily provide an accurate indication of the fair value of the Company's Common Stock. Considering, however, that the OTC Bulletin Board has generally been the sole mechanism for an unaffiliated stockholder to dispose of his or her shares, the Board viewed the price quoted on the OTC Bulletin Board as one indicator of what a willing buyer might pay a willing seller, neither of whom is under any compulsion to buy or sell, after considering such factors as its estimate of the Company's value as a whole, its earnings and performance history, its prospects, the prospects of the industry as a whole, market liquidity, and other factors that typically bear on a purchase or sale decision.

The last closing price of our Common Stock on May 30, 2006, the last trading day before we announced the proposed Reverse/Forward Stock Split, was $2.55 per share. The weighted-average closing price of the Common Stock for the 20 trading days on which shares actually traded prior to (and including) May 30, 2006, was $2.66 per share. See also the information under the caption "Market for the Common Stock and Related Stockholder Matters" for more information about our stock price.

      Net Book Value

As of January 31, 2006, the end of our most recent fiscal quarter for which financial statements are available, the Company had a net book value of approximately $2.34 per share. The Board considered whether the net book value per share of our assets is representative of the current value of the Company per pre-split share, and concluded that, while the net book value alone was not a conclusive measure of fair value, because of the nature of the Company's business and its historical results of operations, it is a reasonable indication of the fair value of the Company's Common Stock.

The Board considered that 'net book value' is an accounting concept and often bears no relationship to the actual market value of a company's assets, nor does net book value always capture or reflect the value of intangible assets not shown on the balance sheet. In its analysis of the value of the Company's tangible and intangible assets, however, the Board determined that the market value of the Company's assets was reasonably reflected in net book value, and may even be overstated when taking the liquidation value of those assets into consideration. As a result of this analysis, the Board concluded that net book value was a reasonable floor for determining the fair value of fractional shares to be cashed out as a result of the Reverse/Forward Stock Split.

Liquidation Value

The Board also considered using a liquidation valuation method to determine a fair price for the cash payment to holders of fractional shares, but rejected that method because it determined that such analysis would almost surely value a pre-split share of the Company's Common Stock at less than the net book value of the Company. Although an appraisal of the Company's assets was not undertaken, the Board believed that a liquidation or other transaction designed to monetize the Company's assets would likely result in recovery of a price for the Company's tangible assets that is substantially less than tangible book value. The Board considered that the Company's non-cash assets consist primarily of accounts receivable, inventory, manufacturing equipment, furniture and fixtures, buildings and leasehold improvements and land. Manufacturing equipment generally, particularly the equipment supporting our product lines, has a limited market or is attached to the premises and ordinarily generates less than book value in liquidation. Additionally, our finished goods inventory would likely generate substantially less than book value in a liquidation context. The Board concluded, therefor, that liquidation value would not be an appropriate basis for determining the fair value for the cashed-out shares of our Common Stock.

Going Concern Value

The Board also considered whether a going concern valuation would be useful in determining a fair price for the cash payment to holders of fractional shares. This valuation method, however, was rejected because the Board determined that such an analysis would require an extensive valuation of the Company that would not provide meaningful information beyond that derived by the consideration of the historical and current market price of the Company's Common Stock, or the net book value and liquidation value of the Company.

Recent Transactions in our Common Stock

During the past two years, we have not repurchased any of our Common Stock through open market purchases. Consequently, the Board did not consider purchase prices paid in recent repurchases of Common Stock in its evaluation of the fairness of the cash consideration.

The Board of Directors did take into consideration Mr. Stevermer's acquisition of approximately 63% of the Company's issued and outstanding Common Stock from the Duncans. Under the terms of the Purchase Agreement, Mr. Stevermer agreed to pay the Duncans $4,507,000 for 1,706,347 shares of Common Stock and the cancellation of all of the options to purchase shares of Company Common Stock held by the Duncans. See also the information under the captions "Special Factors - Background of the Reverse/Forward Stock Split" and "Interests of Certain Persons." The acquisition, which closed on January 27, 2006, represented the acquisition of a controlling ownership interest in the Company, which would normally command a premium purchase price. The Board determined that the price paid by Mr. Stevermer in the Duncan Transaction ($2.64 per share) was not necessarily indicative of the fair value of the Company's Common Stock because, among other factors, it represented the acquisition of control, it was a private transaction, and the purchase price was paid for other material considerations such as agreements to cancel outstanding stock options and resign from executive and board positions with the Company. If, however, the purchase price is allocated to reflect the economic impact of the Duncans' agreement to surrender their in-the-money options, the per share purchase price for the Duncan's Common Stock was approximately $2.27 per share, which price approximates the net book value per share of $2.34 as reflected in the balance sheet as at January 31, 2006 included in the Company's quarterly report on Form 10-QSB for the quarter ended January 31, 2006. The exercise price of the Duncans' 364,999 options was $1.11 per share. The aggregate net value (market price less exercise price) of the option shares was determined to be approximately $426,593. The aggregate consideration of $4,300,000, less the net value of the options ($401,499) results in an aggregate payment of approximately $3,873,407 for the Duncans' 1,706,347 shares, or $2.27 per share.

No Firm Offers to Acquire Control of the Company.

We have not received, during the past two years, any firm offers for the merger or consolidation of the Company with or into another company, or vice versa, or the sale or transfer of all or substantially all of our assets to another company, or a purchase of our securities by an unaffiliated party that would involve a change in control of the Company. Consequently, the Board could not consider firm offers made to the Company when determining the fairness of the Reverse/Forward Stock Split.

Future Cost Savings

The Board considered that both unaffiliated and affiliated stockholders remaining after the transaction will benefit from the reduction of direct and indirect costs borne by the Company to maintain its status as an publicly-traded company. Such a reduction will include, but not be limited to, the elimination of increased costs to comply with the additional requirements imposed by the Sarbanes-Oxley Act and related regulations. Any detriment associated with the reduction in public information available regarding the Company's business, financial condition and results of operations will be offset by the savings in costs and management time expected to result from termination of the Company's registration and periodic reporting obligations with the SEC. For a full discussion of the cost savings, see the information under the caption "Special Factors -- Reasons for and Purposes of the Reverse/Forward Stock Split" in this Information Statement.

Benefits to Remaining Stockholders

As discussed above, stockholders remaining after the Reverse/Forward Stock Split will benefit from the reduction in costs incurred by the Company to maintain its status as a public company. The future annual savings, currently estimated to be approximately $205,000, as well as the reduction in the additional time and effort of management currently spent on public reporting and compliance, will be available to the Company to put toward the future growth of our operations. Our remaining stockholders will be able to participate in the Company's future growth, if any, and benefit from any future increases in value of the Company's Common Stock. Also, with the exception of reduced availability of certain information, the rights of the holders of the Common Stock who hold more than 250 shares will remain essentially unchanged.

Procedural Fairness of the Reverse/Forward Stock Split to Stockholders

The Board determined that the Reverse/Forward Stock Split is procedurally fair to all stockholders of the Company, including both unaffiliated and affiliated stockholders. However, when approving the transaction, the Board noted that the Company did not employ certain of the procedural safeguards that are available for going private transactions.

First, the Board did not establish a committee of independent directors to consider and approve the Reverse/Forward Stock Split.  The Company has only two directors: Mr. Stevermer, the Majority Stockholder and the Chief Executive Officer of the Company; and Mr. McGurk, the former President of the Company (having resigned in January 2006) and a stockholder who, although owning only a small number of shares of the Company's Common Stock, will arguably benefit from an increase in his percentage ownership of the Company following the Reverse/Forward Stock Split. See also the information contained under the caption "Security Ownership of Certain Beneficial Owners and Management."  The Board concluded that it would be extremely difficult to find a qualified, independent person who would be willing to serve on the Company's Board for the sole purpose of considering the fairness of the reverse split transaction and that, if such a person could be found, the Company would be required to pay significant compensation for his or her services.  The Board also noted that the Company currently does not have director and officer's liability insurance and, as a result, it would be difficult, if not impossible, to find an independent director who would serve on the Board without this protection. The Board concluded that the time and expense of identifying, retaining, compensating and insuring such a person was not justified in light of the small size of the transaction.  Further, the Board concluded that participation by an independent director would be of little utility to unaffiliated stockholders, as any person brought on for the sole purpose of considering the fairness of the transaction would not be familiar enough with the Company and its business and affairs to offer an informed opinion about the fairness of the transaction to the unaffiliated stockholders. In light of the limited additional value that would be brought to the transaction by an independent director, the Board determined that the transaction is procedurally fair to the group of unaffiliated stockholders who will be cashed out in the transaction, despite the absence of an independent committee of directors.

The Board also did not engage the services of an independent firm to provide a fairness opinion as to whether or not the cash consideration to be paid to the holders of fractional shares as a result of the Reverse/Forward Stock Split is fair, from a financial point of view, to the group of unaffiliated stockholders who will be cashed out in the transaction, and separately to the group of unaffiliated stockholders who will retain an interest in the Company.  The Board concluded that the time and expense of identifying and retaining such a firm was not justified in light of the small size of the transaction and the limited resources of the Company.  Further, the Board concluded that the relatively simple nature of the Company's business, assets, capital structure and competitive marketplace made the analysis of the range of values of the Company under various scenarios relatively uncomplicated, and that, therefore, a costly fairness opinion was unnecessary.

The Board also did not structure the transaction so that approval of at least a majority of the Company's unaffiliated stockholders is required.  Under Delaware law, the Reverse/Forward Stock Split requires the approval of a majority of the outstanding shares of the Company's Common Stock, regardless of whether the shares are held by affiliates or non-affiliates of the Company.  Because Mr. Stevermer owns more than a majority of the Company's Common Stock and intends to vote in favor of the Reverse/Forward Stock Split, approval is assured.  The Board expressed concern that participation by small-lot stockholders would be insufficient to constitute a quorum of unaffiliated stockholders and did not want to jeopardize the transaction by imposing an approval requirement over and above that which is required by Delaware law.  Based on the Company's experience over the years, it expects that it will be unable to locate a significant number of the unaffiliated stockholders, many of whom have held their shares since 1969 and who have moved without providing new addresses to the Company.  Further, many stockholders may have forgotten that they own our Common Stock and so do not pay attention to materials received from the Company.  Finally, the small dollar value of most unaffiliated stockholders' stock holdings does not motivate them to respond to mailings from the Company, even if they take the time to read the materials.  Based on this past experience, the Board concluded that there was a high likelihood that a requirement for approval by unaffiliated stockholders would result in the Reverse/Forward Stock Split not being approved, not on the basis of substantive objections by stockholders, but rather because not enough stockholders would vote.  In light of the fact that a vote by unaffiliated stockholders would likely not be indicative of such stockholders' opinions as to the merits of the Reverse/Forward Stock Split, the Board determined that the transaction is procedurally fair to the group of unaffiliated stockholders who will be cashed out in the transaction, despite the absence of the approval of a majority of unaffiliated stockholders.

Further, the Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders. Retaining an unaffiliated representative on behalf of the unaffiliated stockholders would be an added expense of the Reverse/Forward Stock Split and would not affect the outcome of the transaction because a majority vote of the unaffiliated stockholders is not required under Delaware law.

Finally, the Board did not grant unaffiliated stockholders access to our corporate files, except as provided under the DGCL, nor did it extend the right to retain counsel or appraisal services at our expense. With respect to unaffiliated stockholders' access to our corporate files, the Board determined that this Information Statement, together with our other filings with the SEC, provides adequate information for unaffiliated stockholders. The Board also considered the fact that under the DGCL and subject to specified conditions set forth under Delaware law, stockholders have the right to review our relevant books and records of account. In deciding not to adopt these additional procedures, the Board also took into account factors such as our size and financial capacity and the costs of such procedures.

The Board weighed carefully whether these safeguards would be necessary in order to make the proposed transaction procedurally fair to the Company's unaffiliated stockholders and concluded that the transaction is procedurally fair notwithstanding the absence of these safeguards.  The Board did, however, make certain that procedures designed to ensure that the transaction is procedurally fair to the unaffiliated stockholders were in place.

In evaluating the transaction, the Board took great care to make an objective and informed decision concerning whether the transaction as structured was substantively fair to the Company's unaffiliated stockholders.  The Board members each relied on their extensive knowledge and long-standing familiarity (Mr. McGurk began his employment in 1985, and Mr. Stevermer began his employment in 1983) with the Company, its financial condition and prospects, as well as the industry in general.  Accordingly, each director possesses sufficient experience and expertise to permit him to evaluate the transaction, including the fairness of the cash payment to be made to the stockholders being cashed out as a result of the Reverse/Forward Stock Split.

  Additionally, when establishing the cash payment to be paid to stockholders, the Board acted in good faith in determining what price would be fair based upon all of the information available to it. For further information regarding the various factors considered by the Board, see also the information under the captions "Special Factors -- Reasons for the Reverse/Forward Stock Split" and "Fairness of the Reverse/Forward Split to Stockholders -- Substantive Fairness of the Reverse/Forward Split to Stockholders." It carefully considered all the factors and determined that by establishing a cash price that pays the stockholders the greater of the net book value per share or the weighted-average closing price per share of the Common Stock (as described further under the caption "Description of the Reverse/Forward Stock Split - Structure of the Reverse/Forward Stock Split"), the two factors that the Board ultimately concluded were the most indicative of the fair value of the Common Stock, the Board was ensuring that the stockholders who are cashed out received the fair value for their Common Stock. Additionally, the Board believes that by using both factors to determine fair value, the Company can attempt to control for the extreme price volatility that is generally associated with thinly traded stocks and, therefore, limit to some extent the extreme high and low prices that often result from market volatility, the effect of which might otherwise result in a price that is unfair to the cashed out stockholders (if the price paid is too low) or to the stockholders who will remain after the transaction (if the price paid is too high).

Although our stockholders do not have appraisal rights under Delaware law or under our Certificate of Incorporation or Bylaws in connection with the Reverse/Forward Stock Split, we believe that stockholders would have the ability under Delaware law to bring an action in a court of competent jurisdiction to challenge the Company's determination as to the fair value of fractional shares resulting from the Reverse/Forward Stock Split.  See also the information contained under the caption "Appraisal Rights."  Considering that Delaware law does not provide appraisal rights in connection with the Reverse/Forward Stock Split, the Board determined that the transaction is procedurally fair to the group of unaffiliated stockholders who will be cashed out in the Reverse/Forward Stock Split, despite the absence of appraisal rights.

The Board also noted that stockholders may be in a position to control whether or not they remain stockholders after the Reverse/Forward Stock Split by acquiring sufficient additional shares so that they hold at least 250 shares immediately prior to the Reverse/Forward Stock Split or selling or transferring sufficient shares so that they hold fewer than 250 shares immediately prior to the Reverse/Forward Stock Split. The Board recognized that, notwithstanding the historically limited trading market of our Common Stock, the announcement of the Reverse/Forward Stock Split could, in the short term, facilitate a larger trading market and increase the stockholders' ability to acquire or sell sufficient shares for the purpose of holding more or less than 250 shares immediately prior to the effective date of the Reverse/Forward Stock Split.

Fairness Determination by Dennis J. Stevermer

Dennis J. Stevermer, who has been deemed a "filing person" for purposes of Exchange Act Rule 13e-3 and Schedule 13E-3, has adopted the analysis and conclusions of our Board regarding the material factors upon which it was determined that the Reverse/Forward Stock Split is substantively and procedurally fair to our unaffiliated stockholders, as to both those unaffiliated stockholders who will be cashed out as a result of the Reverse/Forward Stock Split and those unaffiliated stockholders who will remain stockholders following the completion of the Reverse/Forward Stock Split.

DESCRIPTION OF THE REVERSE/FORWARD STOCK SPLIT

The Board has determined that it is advisable to amend our Certificate of Incorporation to effect a 1-for-250 reverse stock split of our Common Stock, immediately followed by a 250-for-1 forward stock split of our Common Stock, and to provide for the cash payment for each pre-split share in lieu of fractional shares of Common Stock that would otherwise be issued following the reverse stock split. Following is a description of the procedural aspects of the Reverse/Forward Stock Split.

Structure of the Reverse/Forward Stock Split

The Reverse/Forward Stock Split includes both a reverse stock split and a forward stock split of our Common Stock. Upon consummation of the reverse stock split, each stockholder on the Effective Date will receive one share of Common Stock for each 250 shares of Common Stock held at that time.

Any stockholder who holds fewer than 250 shares of Common Stock at the time of the reverse stock split will receive, in lieu of the issuance of a fractional share, a cash payment for each pre-split share in an amount that is the greater of (i) the weighted-average closing price of the Company's Common Stock on the OTC Bulletin Board for the 20 trading days on which the Common Stock actually traded prior to (and including) the Effective Date, or (ii) $2.34, which was the Company's net book value per share based on the balance sheet at January 31, 2006 included in the Company's balance sheet as reflected on the Company's quarterly report on Form 10-QSB for the quarter ended January 31, 2006, as filed with the SEC on March 15, 2006. As a result of the Reverse/Forward Stock Split, stockholders owning fewer than 250 shares will cease to have any rights with respect to our Common Stock, except the right to receive the cash payment for their pre-split shares.

Immediately following the reverse stock split, we will effect a forward stock split in which each share of Common Stock outstanding following the reverse stock split and cash out of fractional stockholders will be converted into 250 shares of Common Stock on a post-split basis. Thus, stockholders who hold 250 or more shares immediately prior to the reverse stock split will hold the same number of shares of Common Stock immediately following the forward stock split.

Amendments to Certificate of Incorporation to Effect the Reverse/Forward Stock Split

To effect the Reverse/Forward Stock Split, the Company will file with the Delaware Secretary of State two amendments to its Certificate of Incorporation on or after 20 days following the date this Information Statement is first mailed to the Company's stockholders (the "Effective Date").

The first amendment, to be filed effective as of 6:00 P.M. on the Effective Date, will provide for the reverse stock split and will accordingly state that each share of Common Stock outstanding prior to the reverse stock split will be automatically reclassified and changed into 1/250th of a fully paid and non-assessable share of Common Stock, without increase or decrease in the par value of thereof. The amendment will also provide that no fractional shares will be issued with respect to any shares of Common Stock held by any stockholder in any one account, which account has fewer than 250 shares of Common Stock prior to the effective time of the amendment, and that the Company will pay to the holders of such fractional shares the fair value, as determined by the Board of Directors, for such fractional shares.

Immediately after the filing of the amendment effecting the reverse stock split, the Company will file an amendment effecting a forward stock split, which will provide for the reclassification of each share of Common Stock remaining after the reverse stock split into 250 shares of Common Stock. See Annexes A-1 and A-2 for the text of the amendments that the Company intends to file with the Delaware Secretary of State to effect the Reverse/Forward Stock Split.

Vote Required

The approval of a majority of our Common Stock outstanding and entitled to vote as of the Record Date is required to approve the Reverse/Forward Stock Split. As of the Record Date, Mr. Stevermer, the Company's Chairman of the Board and Chief Executive Officer, beneficially owned [1,850,013] shares of the Company's Common Stock, or [68%] of the issued and outstanding shares of Common Stock entitled to vote on the matter. On [______, 2006,] Mr. Stevermer executed a written consent approving the amendments to the Company's Certificate of Incorporation to effect the Reverse/Forward Stock Split. Under Delaware law, the Reverse/Forward Stock Split does not require the approval of a majority of the unaffiliated stockholders. Additionally, Delaware law does not require a special meeting of stockholders since the requisite vote for approval of the amendments to our Certificate of Incorporation and the Reverse/Forward Stock Split has been obtained. Accordingly, no additional vote of the Company's stockholders is required to approve the Reverse/Forward Stock Split.

Regulatory Approvals

Other than stockholder approval of the amendments to our Certificate of Incorporation and the Reverse/Forward Stock Split, which have been obtained, the amendment is not subject to any regulatory approvals.

Holders as of Effective Date

Stockholders holding fewer than 250 pre-split shares of Common Stock immediately prior to the Reverse/Forward Stock Split will receive a cash payment for each pre-split share held as described above under "Structure of the Reverse/Forward Stock Split." Information concerning how such stockholders may obtain their cash payment is set forth below under the caption "Exchange of Certificates for Cash Payments."

The Reverse/Forward Stock Split will not affect any certificates representing shares of Common Stock held by registered stockholders owning 250 or more shares of Common Stock immediately prior to the Reverse Split. Existing certificates held by any of these stockholders will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate.

Nominees and brokers are expected to deliver to the exchange agent the beneficial ownership positions they hold. However, if you are a beneficial owner of Common Stock who is not the record holder of those shares and wish to ensure that your ownership position is accurately delivered to the Company's exchange agent, you should instruct your broker or nominee to transfer your shares into a record account in your name. Nominees and brokers may have required procedures, therefore, such holders should contact their nominees and brokers to determine how to effect the transfer in a timely manner prior to the Effective Date of the Reverse/Forward Stock Split.

Exchange of Certificates for Cash Payment

We have appointed American Stock Transfer and Trust Company as the exchange agent to carry out the exchange of stock certificates for cash payment.

As soon as practicable after the Effective Date, the exchange agent will send an instruction letter to each record holder holding fewer than 250 shares as of the Effective Date. The instruction letter will describe the procedures for surrendering stock certificates for pre-split shares of Common Stock in exchange for the cash payment described above under "Structure of the Reverse/Forward Stock Split." Upon receipt of the stock certificates and properly completed documentation, the exchange agent will make the appropriate cash payment to you. Do not send any stock certificates to the exchange agent until you receive an instruction letter. No interest will be paid or accrued on the cash payable to holders of fewer than 250 shares after the Reverse/Forward Stock Split is effected.

Stockholders will not incur any fees or service charges in connection with the exchange of their stock certificates for cash. All expenses of the exchange will be borne by us. No interest will accrue or be paid to stockholders as a result of the exchange payment.

If you hold your shares in street name, please note: Nominees (such as a bank or broker) may have required procedures. A stockholder holding Common Stock in street name should contact his, her or its nominee to determine how the Reverse/Forward Stock Split will affect them. The exchange agent appointed by us to carry out the exchange has informed us that nominees are expected to provide beneficial ownership positions to them so that beneficial owners may be treated appropriately in effecting the Reverse/Forward Stock Split.

Until the cash payments have been delivered to the appropriate public official pursuant to applicable abandoned property laws, such payments will be paid to the holder thereof or his or her designee, without interest, at such time as the shares of Common Stock have been properly presented for exchange.

Escheat Laws

In the event that any certificate representing shares of Common Stock is not presented for cash, upon request by us, the cash payment will be administered in accordance with the relevant state unclaimed property and escheat laws. The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Stockholders whose shares of Common Stock have been converted into the right to receive cash payment in the Reverse/Forward Stock Split and for whose addresses are unknown to the Company or who do not return their stock certificates and request payment therefor in connection with the Reverse/Forward Stock Split, generally will have a period of years (depending on applicable state law) from the Effective Date in which to claim the cash payment payable to them. If the Company does not have an address for a stockholder and cannot, therefore, determine such stockholder's state of residence, then unclaimed cash-out payments would be turned over to Delaware, the Company's state of incorporation, and be handled in accordance with Delaware's escheat laws.

Appraisal Rights

No appraisal rights are available to any stockholder under either the DGCL or our Certificate of Incorporation.

Reservation of Rights

Although the Reverse/ Forward Stock Split has been approved by the Board and by the majority stockholder, the Board reserves the right, in its sole discretion, to abandon and not effect the Reverse/ Forward Stock Split without further action of our stockholders at any time before the effectiveness of the Reverse/Forward Stock Split if it determines that abandoning the Reverse/ Forward Stock Split is in the best interests of the Company.  In particular, if on the date immediately preceding the Effective Date, the Company believes that the cash required to pay for the Reverse/ Forward Stock Split exceeds $750,000, excluding transaction costs and fees, the Board reserves the right not to effect the Reverse/ Forward Stock Split.  In deciding to set a cap, the Board considered the Company's current cash available and the amount of working capital necessary to maintain the Company's operations.  The Board determined that the expenditure of $750,000, plus transaction costs and fees, would not reduce the Company's current working capital to a level that would impair the Company's operations. In addition, the board  determined that $750,000 to cash out stockholders was also a reasonable estimate of the highest amount the Company would have to pay to cash out stockholders if either the 20-day weighted-average trading price per share or the number of pre-split shares were to increase significantly over current estimates.  At $750,000, the stockholders holding the estimated 246,206 pre-split shares to be cashed out in connection with the Reverse/Forward Split would receive a payment of approximately $3.04 per share.

The Board believes that setting a cap on the amount of cash it expends in connection with the Reverse/Forward Stock Split is fair to those stockholders who will remain as stockholders following the Reverse/Forward Stock Split because it ensures that the Company maintains adequate resources to continue the operation and growth of the Company. Additionally, the Board believes that the amount of the cap is fair to the stockholders who will be cashed out because it does not place unreasonable limits on the calculation of the 20-day weighted-average trading price per share and, therefore, should not have the effect of impeding the trading market for the Company's stock prior to the Effective Date.

In the event that the amount of cash required to cash out stockholders holding fractional shares in connection with the Reverse/Forward Stock Split exceeds $750,000, the Board will examine the Company's financial condition, including its current available cash and the working capital required to maintain its operations and determine whether the payment of such higher amount would impair the Company's ability to continue its operations, and whether such higher payment is fair to stockholders. If the Board should determine to abandon or change the terms of the Reverse/Forward Stock Split, the Company and Mr. Stevermer will file with the SEC such amendments to this Information Statement and the Schedule 13E-3 Transaction Statement filed concurrently herewith as necessary to adequately inform stockholders and comply with applicable SEC rules and regulations, as well as issue a press release alerting stockholders to the same.

FINANCING OF THE REVERSE/FORWARD STOCK SPLIT

The Company estimates the total cost to complete the Reverse/Forward Stock Split will be approximately [$745,000]. We expect that approximately [$655,000] of this amount we will be used to pay the aggregate cash payments to stockholders holding fewer than 250 shares of our Common Stock, and [$90,000] will be used to pay the transaction costs we incur in connection with the Reverse/Forward Stock Split, including legal fees, accounting fees, printing and mailing costs, the fees and expenses of the exchange agent, and other administrative costs, as described below under the caption "Costs of the Reverse/Forward Stock Split."

The aggregate cash payment to stockholders assumes that approximately [246,206] shares of Common Stock will be converted into the right to receive a cash payment per share of $2.66, which is the weighted-average closing price of the Common Stock for the 20 trading days on which the Common Stock actually traded prior to (and including) May 30, 2006, if that date would have been the effective date of the Reverse/Forward Stock Split.

All the costs of the transaction will be paid from the Company's currently available cash. However, if on the date immediately preceding the Effective Date we believe that the cash required to pay for the Reverse/Forward Stock Split exceeds $750,000, excluding transaction costs and fees, the Board of Directors reserves the right not to effect the Reverse/Forward Stock Split.

COSTS OF THE REVERSE/FORWARD STOCK SPLIT

The following is an estimate of the costs that we have incurred or expect to incur in connection with the Reverse/Forward Stock Split. This estimate does not include the cost of the aggregate cash payment to stockholders holding less then 250 shares of our Common Stock on the Effective Date, which is included in the above discussion under the caption "Financing of the Reverse/Forward Stock Split." Final costs of the transaction may be more or less than the estimates shown below.
Legal fees	$50,000
Exchange agent fees	25,000
Printing and mailing costs	10,000
SEC filing fees	75
Accounting fees	4,000
Miscellaneous	925
Total	$90,000

INTERESTS OF CERTAIN PERSONS

Dennis J. Stevermer, the Company's Chairman of the Board and Chief Executive Officer, is the beneficial owner of approximately [68%] of the Company's issued and outstanding Common Stock. Mr. Stevermer has been an employee of the Company since 1983. Because Mr. Stevermer beneficially owns more than a majority of the Company's Common Stock, he is able to control all matters requiring approval of the Company's stockholders, including the election of directors and the approval of the Reverse/Forward Stock Split. Following the Reverse/Forward Stock Split, Mr. Stevermer will continue to own a majority of the issued and outstanding Common Stock of the Company. See also the information set forth under the caption "Security Ownership of Certain Beneficial Owners and Management."

In connection with the termination of his employment with the Company on January 27, 2006, the Company entered into an agreement with Mr. McGurk providing for a cash payment to Mr. McGurk in the amount of $290,000 on or before September 30, 20006, in exchange for his agreement to surrender and cancel his fully vested options to purchase an aggregate of 163,333 shares of Company Common Stock. The cash payment of $290,000 represents a price per share of $2.30 less the weighted average exercise price for the options of approximately $.52 per share. Mr. McGurk also received a one-time severance payment under the terms of his employment agreement with the Company.

If the Reverse/Forward Stock Split is consummated, the beneficial interest of our officers and directors in the net book value of the Company's Common Stock and the Company's net income is expected to increase in both dollar amount and on a percentage basis. The following tables illustrate the effect of the Reverse/Forward Stock Split on the interests of Mr. Stevermer in the net book value and net income based on the Company's financial results for the nine months ended January 31, 2006, the last period for which financial results have been filed with the SEC (each of the tables assumes that the Reverse/Forward Stock Split had been effected in that period, but does not factor in the currently exercisable options held by Mr. Stevermer ). See also the information under "Security Ownership of Certain Beneficial Owners and Management" in this Information Statement which shows the beneficial ownership of Mr. Stevermer before and after the Reverse/Forward Stock Split.

Net Book Value
As of January 31, 2006
	Net Book Value Before Transaction	Net Book Value After Transaction
Dennis J. Stevermer	$4,020,000 | 63.2%	$3,902,000 | 69.4%

Net Income
For the Nine-Months Ended January 31, 2006
	Historical Net Income Before Transaction	Pro Forma Net Income After Transaction
Dennis J. Stevermer	$241,000 | 63.2%	$305,000 | 69.4%

CONDUCT OF THE COMPANY'S BUSINESS AFTER THE REVERSE/FORWARD STOCK SPLIT

We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this Information Statement, the Reverse/Forward Stock Split is not anticipated to have any effect upon the conduct of our business. We expect to realize significant time and cost savings as a result of terminating our public company status. When the Reverse/Forward Split is consummated, all stockholders holding fewer than 250 shares of Common Stock on the Effective Date will no longer have any equity interest in and not be stockholders of, the Company, and therefore will not participate in our future potential growth and earnings.

Based on our current stockholder records, we believe that following the Reverse/Forward Stock Split approximately [139] record holders and [152] beneficial owners holding shares in street name will remain as stockholders of the Company. These [291] stockholders, who currently beneficially own approximately [91%] of the Company's issued and outstanding stock, will own 100% of the Company's outstanding Common Stock following the Reverse/Forward Stock Split. Members of the Board and our executive officers will beneficially own approximately [76.2%] of the outstanding Common Stock following the Reverse/Forward Stock Split.

Following the consummation of the Reverse/ Forward Stock Split, we plan to become a privately held company. The registration of our Common Stock under the Exchange Act will be terminated and our Common Stock will cease to be listed on the OTC Bulletin Board. In addition, because our Common Stock will no longer be publicly held, we will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and our officers and directors and 10% stockholders will be relieved of the beneficial ownership reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. Further, we will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the SEC. Among other things, the effect of this change will be to enable us to realize time and cost savings from not having to comply with the requirements of the Exchange Act.

As stated throughout this Information Statement, we believe that there are significant advantages to effecting the Reverse/Forward Stock Split and going private, and we plan to avail ourselves of any opportunities we have as a private company. Although management does not presently have an interest in any transaction nor is management currently in negotiations with respect to any transaction, there is always a possibility that we may enter into an arrangement in the future and our remaining stockholders may receive payment for their shares in any transaction in excess of the price per share paid in connection with the Reverse/Forward Stock Split.

Other than as described in this Information Statement, the Company has no current plans or proposals to (i) effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; (ii) to sell or transfer any material amount of our assets; (iii) to change our Board or management; (iv) to change materially our indebtedness or capitalization; or (v) otherwise to effect any material change in our corporate structure or business.

FINANCIAL INFORMATION

Financial Statements

Attached to this Information Statement as Annex B are our audited consolidated balance sheets as of April 30, 2005 and 2004 and the related consolidated statements of operations, stockholder's equity and cash flows for the fiscal years ended April 30, 2005 and 2004. Also attached to this Information Statement as Annex B are our unaudited consolidated financial statements as of and for the nine months ended January 31, 2006 and 2005. Stockholders should also refer to our annual report on Form 10-KSB for the year ended April 30, 2005 and our quarterly report on Form 10-QSB for the quarter ended January 31, 2006, which information is incorporated by reference in this Information Statement. For additional information about where you can find Form 10-KSB and Form 10-QSB, please see the captions "Where You Can Find More Information" and "Documents Incorporated By Reference."

Pro Forma Consolidated Financial Statements (Unaudited)

The following unaudited pro forma financial information presents the effect on our historical financial position of the Reverse/Forward Split and the cash payments of (i) [$655,000] to stockholders who hold fractional shares as a result of the Reverse/Forward Split and (ii) [$90,000] in fees and expenses incurred in connection with the Reverse/Forward Split. Our unaudited pro forma consolidated balance sheet as of January 31, 2006 reflects the transaction as if it occurred on that balance sheet date. Our book value per share is also as of January 31, 2006, the most recent balance sheet date presented. The unaudited pro forma consolidated statements of operations for the nine months ended January 31, 2006 and the year ended April 30, 2005 reflect the Reverse/Forward Split as if it occurred at the beginning of each period. The Company intends to use its cash to fund the Reverse/Forward Split.

The following unaudited pro forma financial information is not necessarily indicative of what our actual financial position would have been had the Reverse/Forward Split been consummated as of the above-referenced dates or of the financial position that may be reported by us in the future.
		Pro Forma	Pro Forma
	January 31, 2006	Adjustments	January 31, 2006

Balance Sheet
Assets
Cash	1,153,000	(745,000) (1)	408,000
Accounts receivable	1,642,000		1,642,000
Property, plant & equipment, net	6,719,000		6,719,000
Other assets	571,000		571,000
Total assets	10,085,000	(745,000)	9,340,000

Liabilities and Stockholders' Equity
Payables and accrued liabilities	1,462,000		1,462,000
Long-term debt	1,808,000		1,808,000
Deferred income taxes	450,000		450,000
Stockholders' equity	6,365,000	(745,000)	5,620,000
Total liabilities and stockholders' equity	10,085,000	(745,000)	9,340,000

_________________________________

(1) Effect of Reverse/Forward Split and payments for (i) cash-out of fractional shares ($655,000) and (ii) transaction costs ($90,000). The aggregate cash payment of $655,000 to cashed-out stockholders assumes that approximately 246,206 shares of Common Stock will be converted into the right to receive a cash payment per share of $2.66, which is the weighted-average closing price of the Common Stock for the 20 trading days on which the Common Stock actually traded prior to (and including) May 30, 2006, if that date would have been the effective date of the Reverse/Forward Stock Split.

Pro Forma Condensed Consolidated Year-End Statement of Operations (Unaudited)

			Pro Forma
	Nine Months		Nine Months
	Ended	Pro Forma	Ended
	January 31, 2006	Adjustments	January 31, 2006

Statement of Operations
Net sales	10,336,000		10,336,000
Cost of sales	6,958,000		6,958,000
Gross profit	3,378,000		3,378,000
Selling, general and admin. expenses	2,190,000	(90,000) (1)	2,100,000
Other expenses	546,000		546,000

Net income before taxes	642,000		732,000
Income tax expense	260,000	33,000	293,000
Net Income	382,000		439,000

Net income per share - diluted	0.12	0.03	0.15
Weighted average shares - diluted	3,245,135	(246,000)	2,999,135

______________________________

(1) Assumes the savings of 90,000 in costs and expenses related to our public reporting and compliance obligations during above-referenced period.
			Pro Forma
	Year Ended	Pro Forma	Year Ended
	April 30, 2005	Adjustments	April 30, 2005

Statement of Operations
Net sales	13,032,000		13,032,000
Cost of sales	9,244,000		9,244,000
Gross profit	3,788,000		3,788,000
Selling, general and admin. expenses	2,239,000	(90,000) (1)	2,149,000
Other expenses	499,000		499,000

Net income before taxes	1,050,000		1,140,000
Income tax expense	424,000	33,000	457,000
Net Income	626,000		683,000

Net income per share - diluted	0.20	0.03	0.23
Weighted average shares - diluted	3,196,094	(246,000)	2,950,094

______________________________

(1) Assumes the savings of 90,000 in costs and expenses related to our public reporting and compliance obligations during above-referenced period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information as of May 31, 2006 with respect to the beneficial ownership of the Company's Common Stock by (i) each person who is known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock, (ii) all directors and nominees, (iii) each executive officer, and (iv) all directors and executive officers as a group. Percentage ownership is provided on a pre-and post-split basis.

Unless otherwise indicated, the Company believes that the each beneficial owner has sole voting and investment power over such shares. The Company does not believe that any other stockholders act as a "group", as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. As of May 31, 2006, the Company had issued and outstanding 2,723,264 shares of Common Stock.

		Percentage of	Percentage of
Name and Address	Number of	Shares Owned	Shares Owned
of Beneficial Owner	Shares Owned	(Pre-Split)	(Post-Split) (1)
Dennis J. Stevermer (2)(3)(4)	1,850,013	64.8%	71.0%
7317 West Lake Street
Minneapolis, MN 55426

L. Michael McGurk (2)(5)	163,379	5.7%	6.2%
6646 Harbor Drive NW
Canton, OH 44718

Executive Officers and Directors as a group	2,013,392	66.7%	72.7%
____________________

(1) Assumes that 246,206 shares of Common Stock will be cancelled and converted into the right to receive cash payment in connection with the Reverse/Forward Stock Split, and 2,477,058 shares of Common Stock will remain outstanding.

(2) Director

(3) Officer

(4) Includes currently exercisable options to purchase 130,000 shares of Common Stock and 1,713,013 shares owned by Easton Southpaw Incorporated, of which Mr. Stevermer is the sole stockholder.

(5) Includes currently exercisable options to purchase 163,333 shares of Common Stock. In connection with his resignation from the Company on January 27, 2006, the Company entered into an agreement with Mr. McGurk providing for a cash payment to Mr. McGurk in exchange for his agreement to surrender and cancel his stock options on or before September 30, 2006. See also "Interests of Certain Persons."

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The Company's Common Stock is traded on the OTC Bulletin Board under the symbol MILAA. The following table set forth, for the fiscal quarters indicated, the volume and high and low closing prices for the Company's stock on the OTC Bulletin Board based upon public sources:
	Fiscal Quarter	Volume	High	Low
2004
	1st Quarter	6,400	$ 0.50	$ 0.35
	2nd Quarter	34,500	0.42	0.39
	3rd Quarter	155,455	1.40	0.42
	4th Quarter	107,445	1.35	1.10
2005
	1st Quarter	60,420	1.45	1.05
	2nd Quarter	45,395	1.45	1.05
	3rd Quarter	58,854	1.80	1.30
	4th Quarter	16,629	1.90	1.55
2006
	1st Quarter	59,584	1.95	1.50
	2nd Quarter	139,296	2.50	1.81
	3rd Quarter	100,415	2.60	2.16
	4th Quarter	98,146	2.90	2.30

Since inception, the Company has not paid cash dividends to our stockholders. Any future declaration and payment of cash dividends may be made at the discretion of the Board of Directors of the Company and will depend upon, among other things, the Company's operations, its capital requirements and its overall financial condition.

On January 27, 2006, the Company paid Lance H. Duncan, a director, the sum of $167,000 in exchange for his agreement to cancel and surrender his 107,500 fully-vested options (having an average exercise price of $0.45 per share), and also paid Robert G. Duncan, a director, the sum of $40,000 in exchange for his agreement to cancel and surrender his 25,000 fully-vested options (having an exercise price of $0.44 per share). The net effect of the foregoing transactions was that Messrs. Duncan were each paid approximately $2.00 per share, less the applicable exercise price, in exchange for the surrender and cancellation of their options, which was approximately $0.34 per share less than the net book value of the Company's Common Stock on January 31, 2006.

DOCUMENTS INCORPORATED BY REFERENCE

         We are permitted to "incorporate by reference" certain documents and information into this Information Statement. This means that we are referring you to the information that we have filed separately with the SEC. The information incorporated by reference should be considered a part of this Information Statement, except for any information superceded by information contained directly in this Information Statement. Our Annual Report on Form 10-K SB for the fiscal year ended April 30, 2005 and our Quarterly Reports on Form 10-QSB for the fiscal quarters ended July 31, 2005, October 31, 2005 and January 31, 2006 are incorporated by reference into this Information Statement. For information on where to obtain these reports, please read below under the caption "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, information statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC's public reference rooms at Public Reference Room, One Station Place, 100 F Street, N.E., Washington, D.C. 20002. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov.

Annex A-1
Reverse Stock Split

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
MILASTAR CORPORATION

Milastar Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

FIRST: This Certificate of Amendment amends the provisions of the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation").

SECOND: The Amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware and shall become effective at 6:00 p.m., eastern time, on [___________, 2006.]

THIRD: Article Fourth of the Certificate of Incorporation, as amended, is hereby amended by deleting Section 4.2 in its entirety and replacing it with the following:

"4.2. (a) Without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock (as defined below), either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one two-hundred fiftieths (1/250th) of a fully-paid and nonassessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of fewer than 250 shares of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall pay in cash the fair value of such fractions of a share as of the time when this amendment becomes effective.

(b) The Corporation is authorized to issue its class of Common Stock, designated as "Common Stock," in two series, the aggregate authorized number of shares of which shall be 10,000,000. The first authorized series of such Common Stock shall be designated "Class A Common Stock" and shall consist of 7,500,000 authorized shares, each of which shall be entitled to one vote on all matters submitted to stockholders of the Corporation. Upon the effectiveness of the adoption of the amendment to this Article Fourth providing for the establishment of the Class A Common Stock and Class B Common Stock (both as hereinafter described) each issued and outstanding share of Common Stock (as such stock is designated immediately prior to the effectiveness of such amendment) shall be, without further action on the part of the holder thereof, converted into or reconstructed as a share of Class A Common Stock. The second authorized series of such Common Stock shall be designated as "Class B Common Stock" and shall consist of 2,500,000 authorized shares, having the rights and limitations, and being subject to the liquidation preference, specified in Section 4.3 of these Certificate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this [____] day of [___________ 2006.]

By: Dennis J. Stevermer

Chief Executive Officer

Annex A-2
Forward Stock Split

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
MILASTAR CORPORATION

Milastar Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

FIRST: This Certificate of Amendment amends the provisions of the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation").

SECOND: The Amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware and shall become effective at 6:01 p.m., eastern time, on [___________, 2006.]

THIRD: Article Fourth of the Certificate of Incorporation, as amended, is hereby amended by deleting Section 4.2 in its entirety and replacing it with the following:

"4.2. (a) Without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock (as defined below), either issued and outstanding or held by the Corporation as treasury stock (and including each fractional share in excess of one (1) share held by any stockholder and each fractional interest in excess of one (1) share held by the Corporation or its agent pending disposition on behalf of those entitled thereto), immediately prior to the time this amendment becomes effective shall be and are hereby automatically reclassified and changed (without any further act) into 250 fully-paid and nonassessable shares of Common Stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 250-to-1 ratio, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued.

(b) The Corporation is authorized to issue its class of Common Stock, designated as "Common Stock," in two series, the aggregate authorized number of shares of which shall be 10,000,000. The first authorized series of such Common Stock shall be designated "Class A Common Stock" and shall consist of 7,500,000 authorized shares, each of which shall be entitled to one vote on all matters submitted to stockholders of the Corporation. Upon the effectiveness of the adoption of the amendment to this Article Fourth providing for the establishment of the Class A Common Stock and Class B Common Stock (both as hereinafter described) each issued and outstanding share of Common Stock (as such stock is designated immediately prior to the effectiveness of such amendment) shall be, without further action on the part of the holder thereof, converted into or reconstructed as a share of Class A Common Stock. The second authorized series of such Common Stock shall be designated as "Class B. Common Stock" and shall consist of 2,500,000 authorized shares, having the rights and limitations, and being subject to the liquidation preference, specified in Section 4.3 of these Certificate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this [____] day of [___________, 2006.]

By:

Dennis J. Stevermer

Chief Executive Officer

Annex B

Financial Statements

EXHIBIT INDEX

Exhibit No.	Description
(a)	Form 10-KSB for the year ended April 30, 2005
(b)	Form 10-QSB for the quarter ended January 31, 2006
(incorporated herein by reference to the Company's Preliminary 14C filed with the Securities and Exchange Commission on June 1, 2006).